Exhibit 99.6

Board of Directors

February 28, 2024

The Boards of Directors

Fidelity Bank

FB BANCORP, INC.

353 Carondelet Street

New Orleans, LA 70130

Re:

Plan of Conversion

FB BANCORP, INC.

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of Fidelity Bank (the “Bank”). The Plan provides for the conversion of the Bank into the full stock form of organization. Pursuant to the Plan, FB BANCORP, INC. (the “Company”), a newly formed corporation will be organized and will sell shares of common stock in a public offering. When the conversion is completed, all of the capital stock of Fidelity Bank will be owned by the Company and all of the common stock of the Company will be owned by public stockholders.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of the Company’s ownership interest in the Bank equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the Bank as of the date of the latest statement of financial condition of the Bank prior to the consummation of the conversion. The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if applicable, who continue to maintain deposits in Fidelity Bank. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of liquidation of Fidelity Bank (or the Company and Fidelity Bank).

In the unlikely event that either Fidelity Bank (or the Company and Fidelity Bank) were to liquidate after the conversion (including, a liquidation of Fidelity Bank following a purchase and assumption transaction with a credit union acquiror), all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of February 28, 2024. Also, in a complete liquidation of both entities, or of Fidelity Bank, when the Company has insufficient assets (other than the stock of Fidelity Bank), or of Fidelity Bank following a purchase and assumption transaction with a credit union acquiror, to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders, if applicable, and Fidelity Bank has positive net worth, Fidelity Bank shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of Fidelity Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders, if applicable, in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in Fidelity Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

46 East Main Street • Suite 303 • Somerville, NJ 08876 • 908.234.9398 • www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of Fidelity Bank (or the Company and Fidelity Bank), that liquidation rights in the Company automatically transfer to Fidelity Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of Fidelity Bank, and that after two years from the date of conversion and upon written request of the FRB, the Company will transfer the liquidation account and depositors’ interest in such account to Fidelity Bank and the liquidation account shall thereupon become the liquidation account of Fidelity Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the Fidelity Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets or following a purchase and assumption transaction with a credit union acquiror does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

FinPro Capital Advisors

46 East Main Street • Suite 303 • Somerville, NJ 08876 • 908.234.9398 • www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.